Exhibit 99.1

FOR IMMEDIATE RELEASE

Alpha Natural Resources to Reduce
Coal Production from Kentucky Mines

BRISTOL, Va., June 8, 2012—Alpha Natural Resources, Inc. (NYSE: ANR) plans to curtail coal mining operations in its northern and southern Kentucky business units as continued market pressures and new regulations on coal-fired power plants make production from certain mines in those areas uneconomic.

Alpha’s Kentucky affiliates will discontinue mining at four mines and idle two coal preparation plants in Pike and Martin counties.  Production will be scaled back at several other mines, and four contract mines will close. In aggregate the production cuts will reduce Alpha’s shipments of thermal coal by an additional two million tons this year and four million tons in 2013. These actions, together with expected reductions resulting from production optimization and schedule changes at various operations through the course of 2012, were fully anticipated in Alpha’s guidance provided in our first quarter 2012 earnings release issued on May 3, 2012, and Alpha’s 2012 shipment guidance remains unchanged.

Management and human resources personnel are meeting with employees today at the affected sites in Kentucky. Of the 436 employees affected by these reductions, 286 employees will be offered positions at other operations in Kentucky, southern West Virginia and Virginia, while about 150 jobs will be lost. Employees who are displaced will remain on the payroll and will receive their normal wages and benefits for a 60-day period.

Alpha is also undertaking a comprehensive study of its existing organizational model to ensure the company maintains efficient business processes and economizes on overhead costs. By the end of this year, satellite offices will be closed in Richmond, Va., Denver, Co., Latrobe, Pa. and Linthicum Heights, Md. and support functions will be consolidated, leading to staff reductions at other locations as well. These and other SG&A expense reductions are expected to save the company approximately $50 million to $60 million a year.

In its most recent quarterly earnings announcement, Alpha reduced its production guidance for 2012 in the face of declining thermal coal demand, mostly due to the mild winter and a wave of electric utilities switching from thermal coal to cheap natural gas to generate their power. Future sales forecasts also are being affected by a series of regulatory actions by the U.S. Environmental Protection Agency, which has resulted in utilities announcing plans to shut down a number of generating stations that have traditionally used Central Appalachia coal.

“This year, utilities in the U.S. are expected to burn the least amount of steam coal than at any time in the last 20 years, and the pressure’s been very intense on coal sourced from eastern Kentucky, particularly operations rendered uncompetitive due to fuel switching, relatively high rail rates and competition from Illinois Basin coal,” said Kevin Crutchfield, Alpha’s chairman and CEO. “Layoffs are an unfortunate last resort, and it’s tough for miners that want to work but are unable to because of factors beyond their control and the company’s control.”

Crutchfield added, “The U.S. coal industry is confronting a ‘new normal,’ and we want to be sure we have the appropriate operating model, talent and agility to not just survive but emerge a winner. That means ensuring our thermal coal assets are sustainable through the business cycle, particularly in the onerous regulatory environment we’re confronting. It also means preserving and enhancing our valued metallurgical coal franchise, and maintaining the sound financial base we currently have as we maneuver through this tough environment.”

About Alpha Natural Resources
With $7.1 billion in total revenue in 2012, Alpha Natural Resources ranks as America's second-largest coal producer by revenue and third-largest by production. Alpha is the nation's largest supplier of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries. In 2012, the company had more than 200 customers on five continents. More information about Alpha can be found on the company’s Web site at www.alphanr.com.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
(276) 623-2920
tpile@alphanr.com

Forward-Looking Statements
Statements in this news release which are not statements of historical fact are “forward-looking statements” within the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance. Many factors could cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking-statements. These factors are discussed in detail in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in our other filings with the SEC. We make forward-looking statements based on currently available information, and we assume no obligation to update the statements made today or contained in our Annual Report or other filings due to changes in underlying factors, new information, future developments, or otherwise, except as required by law.

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